Pricing Supplement dated June 26, 2009
           to the Product Prospectus Supplement dated January 7, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

 [RBC LOGO]                      $1,283,000

                                 Royal Bank of Canada

                                 Senior Global Medium-Term Notes, Series C
                                 Partially Principal Protected Notes Linked to a Global Basket of Indices, due December 31, 2015



     Royal Bank of Canada is offering the Partially Principal Protected Notes (the "notes") linked to the performance of the global basket of indices specified below. The prospectus dated January 5, 2007 (the "prospectus"), the prospectus supplement dated February 28, 2007 (the "prospectus supplement") and the product prospectus supplement dated January 7, 2008 (the "product prospectus supplement") describe terms that will apply generally to the notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The notes vary from the notes described in the product prospectus supplement in several important ways. In particular, you should understand that the amount that we will be obligated to pay at maturity may be up to 10% less than the principal amount of your notes. You should read this pricing supplement carefully.

Issuer:                       Royal Bank of Canada ("Royal Bank")

Issue:                        Senior Global Medium-Term Notes, Series C

Underwriter:                  RBC Capital Markets Corporation

Reference Assets:             A weighted basket (the "Basket") comprised of the
                              S&P 500(R) Index, the Dow Jones EURO STOXX 50(R)
                              Index, and the Nikkei 225 Index (each, a "Basket
                              Component").

                                                             Bloomberg     Component     Initial
                                                             ---------     ---------     -------
                              Basket Component               Ticker        Weight        Component Level*
                              ----------------               ------        ------        ----------------
                              S&P 500(R) Index               SPX           33.3333%      918.90

                              Dow Jones EURO STOXX 50(R)     SX5E          33.3333%      2389.91
                              Index

                              Nikkei 225 Index               NKY           33.3334%      9877.39

                              *Determined on the Pricing Date by the Calculation Agent

                              There will be no adjustments to the composition of the Basket during the term of the notes, except under the limited circumstances described in the product prospectus supplement.

Currency:                     U.S. Dollars

Minimum Investment:           $1,000

Interest Payable:             None

Pricing Date:                 June 26, 2009

Issue Date:                   June 30, 2009

CUSIP:                        78008G3P5

Valuation Date:               December 29, 2015

Payment at Maturity (if       The payment at maturity will be calculated as
held to maturity):            follows:

                              Principal Amount + (Principal Amount x Reference Asset Performance x Participation Rate)

                              However, the payment at maturity will not be less than the Minimum Redemption Amount.

Minimum Redemption
Amount:                       90% of the principal amount of the notes.

Reference Asset               The Reference Asset Performance, expressed as a
Performance:                  percentage and rounded to two decimals, is equal
                              to the sum of the weighted percentage changes of the Basket Components. The weighted percentage change for each Basket Component is calculated using the following formula:

                               Final Component Level - Initial Component Level [Component Weight x (-----------------------------------------------)]
                                          Initial Component Level

Final Component Level:        The Final Component Level for each Basket
                              Component will be determined by the Calculation
                              Agent on the Valuation Date by reference to the closing level of that Basket Component on the Valuation Date, except in the limited circumstances described in the product prospectus supplement.

Participation Rate:           100%

Maturity Date:                December 31, 2015, subject to extension for market
                              and other disruptions, as described in the product prospectus supplement.

Term:                         Six and a half (6.5) years

Principal at Risk:            The notes are less than 100% principal protected
                              and the payment at maturity may be less than the amount you invested to purchase the notes. You may lose up to 10% of your principal amount at maturity if there is a decrease in the level of the Basket from the Pricing Date to the Valuation
                              Date.

U.S. Tax Treatment:           We intend to treat the notes as debt instruments
                              and as subject to the special rules applicable to contingent payment debt obligations for U.S.
                              federal income tax purposes. In accordance with these rules, you will be required to accrue interest income in accordance with the comparable yield and projected payment schedule for your notes. You should call RBC Capital Markets
                              Corporation toll free at (866) 609-6009 to obtain this information.

                              For a detailed discussion of the tax consequences of owning and disposing of your notes under the intended treatment as debt instruments subject to the special rules applicable to contingent payment debt obligations, please see the discussion under "Supplemental Discussion of Federal Income Taxes" in the product prospectus supplement, "Certain Income Tax Consequences" in the prospectus supplement, and "Tax Consequences" in the accompanying prospectus. You should be aware that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position. In addition, you should consult your tax advisor about your own tax situation.

Secondary Market:             RBC Capital Markets Corporation (or one of its
                              affiliates), though not obligated to do so, plans to maintain a secondary market in the notes after the Issue Date. The amount that you may receive upon sale of your notes prior to maturity may be less than the principal amount of your notes.

Listing: The notes will not be listed on any securities exchange or quotation system.

Clearance and                 DTC global (including through its indirect
Settlement:                   participants Euroclear and Clearstream, Luxembourg
                              as described under "Description of Debt
                              Securities--Ownership and Book-Entry Issuance" in the prospectus).

Terms Incorporated in the     All of the terms appearing above the item
Master Note:                  captioned "Secondary Market" on page p-2 of this
                              pricing supplement and the terms appearing under the caption "General Terms of the Notes" in the product prospectus supplement, as modified by this pricing supplement.

Investing in the notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement, "Additional Risk Factors Specific to Your Notes" beginning on page PS-1 of the product prospectus supplement, "Risks Specific to Notes Linked to the Performance of an Equity Security, an ETF, an Equity Index or a Basket of Equity Securities, Equity Indices or ETFs" beginning on PS-5 of the product prospectus supplement and "Risks Specific to Notes Linked to the Performance of an Index or Indices" beginning on page PS-12 of the product prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the "FDIC") or any other Canadian or U.S. government agency or instrumentality. The notes are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.



                                                                              Per Note          Total
                                                                              --------          -----
   Price to public......................................................         100%       $1,283,000.00
   Underwriting discounts and commission................................        4.00%       $51,320.00
   Proceeds to Royal Bank...............................................       96.00%       $1,231,680.00



  The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the Issue Date.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $40.00 per $1,000 in principal amount of the notes and used a portion of that commission to allow selling concessions to other dealers of $40.00 per $1,000 in principal amount of the notes. The price of the notes also included a profit of $50.00 per $1,000 in principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, was $90.00 per $1,000 in principal amount of the notes.

We may use this pricing supplement in the initial sale of the notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement and the product prospectus supplement, relating to our Senior Global Medium-Term Notes, Series C, of which these notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement and "Additional Risk Factors Specific to Your Notes," "Risks Specific to Notes Linked to the Performance of an Equity Security, an ETF, an Equity Index or a Basket of Equity Securities, Equity Indices or ETFs" and "Risks Specific to Notes Linked to the Performance of an Index or Indices" in the product prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated January 7, 2008:
http://www.sec.gov/Archives/edgar/data/1000275/000121465908000021/
f1383424b3.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                              HYPOTHETICAL RETURNS

     The examples set out below are included for illustration purposes only. The hypothetical Reference Asset Performances used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Reference Asset Performance, the Final Component Level or the level of any Basket Component on the Valuation Date or on any trading date during the term of the notes. Each example assumes that a holder has purchased notes with an aggregate principal amount of $1,000, the Participation Rate of 100%, a Minimum Redemption Amount of $900 (90% of the principal amount of the notes), and that no market disruption event has occurred.


Example 1--    Calculation of the Payment at Maturity where the Reference Asset
               Performance is greater than 0%.

               Reference Asset Performance:     75%

               Payment at Maturity:             $1,000 + ($1,000 x 75% x 100%) =
                                                $1,000 + $750 = $1,750

               On a $1,000 investment, a 75% Reference Asset Performance results in a Payment at Maturity of $1,750, a 75% return on the notes.


Example 2--    Calculation of the Payment at Maturity where the Reference Asset
               Performance is less than 0% but less not less than -10%.

               Reference Asset Performance:     -7%

               Payment at Maturity:             $1,000 + ($1,000 x -7%) = $1,000
                                                - $70 = $930

               On a $1,000 investment, a -7% Reference Asset Performance results in a Payment at Maturity of $930, a -7% return on the notes.


Example 3--    Calculation of the Payment at Maturity where the Reference Asset
               Performance is less than -10%.

               Reference Asset Performance:     -25%

               Payment at Maturity:             $1,000 + ($1,000 x -25%) =
                                                $1,000 - $250 = $750, however,
                                                the Payment at Maturity cannot
                                                be less than 90% of the
                                                Principal Amount (the Minimum
                                                Redemption Amount), therefore,
                                                the Payment at Maturity will
                                                equal 90% of the Principal
                                                Amount.

               On a $1,000 investment, a -25% Reference Asset Performance results in a Payment at Maturity of $900, a -10% return on the Notes.

             ADDITIONAL INFORMATION REGARDING THE BASKET COMPONENTS

     Please refer to the description of the S&P 500(R) Index beginning on page R-100 of the reference asset supplement to the product prospectus supplement for a full description of the S&P 500(R) Index. Please refer to the description of the Dow Jones EURO STOXX 50(R) Index beginning on page R-46 of the reference asset supplement to the product prospectus supplement for a full description of the Dow Jones EURO STOXX 50(R) Index. Please refer to the description of the Nikkei 225 Index beginning on page R-71 of the reference asset supplement to the product prospectus supplement for a full description of the Nikkei 225 Index.



                             Historical Information

The graphs below set forth the historical performance of each Basket Component. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Assets. The information provided in this table is for the four calendar quarters of 2006, 2007, and 2008, the first quarter of 2009, as well as for the period from April 1, 2009 through June 26, 2009.

We obtained the information regarding the historical performance of each Basket Component in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Components on the Valuation Date. We cannot give you assurance that the performance of the Basket Components will result in any return in addition to your initial investment.

                               S&P 500 INDEX (SPX)
                               (June-99 - Jun-08)
                                 [CHART OMITTED]



   Period-            Period-End            High Intra-Day          Low Intra-Day Price           Period-End Closing
  Start Date             Date                Price of the             of the Reference          Price of the Reference
                                          Reference Asset in            Asset in ($)                 Asset in ($)
                                                 ($)
  ----------             ----                    ---                   ------------                 ------------
   1/1/2005            3/31/2005               1229.11                    1163.69                     1180.59
   4/1/2005            6/30/2005               1219.59                    1136.15                     1191.33
   7/1/2005            9/30/2005               1245.86                    1183.55                     1228.81
  10/1/2005           12/30/2005               1275.8                     1168.2                      1248.29

   1/1/2006            3/31/2006               1310.88                    1245.74                     1294.83
   4/1/2006            6/30/2006               1326.7                     1219.29                     1270.2
   7/1/2006            9/29/2006               1340.28                    1224.54                     1335.85
  9/30/2006           12/29/2006               1431.81                    1327.1                      1418.3

   1/1/2007            3/30/2007               1461.57                    1363.98                     1420.86
  3/31/2007            6/29/2007               1540.56                    1416.37                     1503.35
  6/30/2007            9/28/2007               1555.9                     1370.6                      1526.75
  9/29/2007           12/31/2007               1576.09                    1406.1                      1468.36

   1/1/2008            3/31/2008               1471.77                    1256.98                     1322.7
   4/1/2008            6/30/2008               1440.24                    1272                        1280
   7/1/2008            9/30/2008               1313.15                    1106.42                     1166.36
  10/1/2008           12/31/2008               1167.03                     741.02                      903.25

   1/1/2009            3/31/2009                943.85                     666.79                      797.87
   4/1/2009            6/26/2009                956.23                     783.32                      918.9


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                             DJ EURO STOXX 50 (SX5E)
                               (June-99 - Jun-08)
                                 [CHART OMITTED]



   Period-            Period-End            High Intra-Day          Low Intra-Day Price           Period-End Closing
  Start Date             Date                Price of the             of the Reference          Price of the Reference
                                          Reference Asset in            Asset in ($)                 Asset in ($)
                                                 ($)
  ----------             ----                    ---                   ------------                 ------------
   1/1/2005            3/31/2005               3117.77                    2914                        3055.73
   4/1/2005            6/30/2005               3198.89                    2911.48                     3181.54
   7/1/2005            9/30/2005               3438.76                    3079.89                     3428.51
  10/1/2005           12/30/2005               3621.89                    3212.07                     3578.93

   1/1/2006            3/31/2006               3881.69                    3515.07                     3853.74
   4/1/2006            6/30/2006               3897.4                     3379.66                     3648.92
   7/1/2006            9/29/2006               3921.15                    3462.77                     3899.41
  9/30/2006           12/29/2006               4147.38                    3858.87                     4119.94

   1/1/2007            3/30/2007               4278.22                    3906.15                     4181.03
  3/31/2007            6/29/2007               4572.82                    4163.77                     4489.77
  6/30/2007            9/28/2007               4564.03                    4028.72                     4381.71
  9/29/2007           12/31/2007               4502.8                     4176.3                      4399.72

   1/1/2008            3/31/2008               4411.59                    3417.25                     3628.06
   4/1/2008            6/30/2008               3900.3                     3298.05                     3352.81
   7/1/2008            9/30/2008               3456.81                    2924.13                     3038.2
  10/1/2008           12/31/2008               3130.25                    2128.29                     2447.62

   1/1/2009            3/31/2009               2608.15                    1765.49                     2071.13
   4/1/2009            6/26/2009               2549.32                    2021.53                     2389.91


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                                NIKKEI 225 (NKY)
                               (June-99 - Jun-08)
                                 [CHART OMITTED]



   Period-            Period-End            High Intra-Day          Low Intra-Day Price           Period-End Closing
  Start Date             Date                Price of the             of the Reference          Price of the Reference
                                          Reference Asset in            Asset in ($)                 Asset in ($)
                                                 ($)
  ----------             ----                    ---                   ------------                 ------------
   1/1/2005            3/31/2005              11975.46                   11212.63                    11668.95
   4/1/2005            6/30/2005              11911.9                    10770.58                    11584.01
   7/1/2005            9/30/2005              13678.44                   11540.93                    13574.3
  10/1/2005           12/30/2005              16445.56                   12996.29                    16111.43

   1/1/2006            3/31/2006              17125.64                   15059.52                    17059.66
   4/1/2006            6/30/2006              17563.37                   14045.53                    15505.18
   7/1/2006            9/29/2006              16414.94                   14437.24                    16127.58
  9/30/2006           12/29/2006              17301.69                   15615.56                    17225.83

   1/1/2007            3/30/2007              18300.39                   16532.91                    17287.65
  3/31/2007            6/29/2007              18297                      16999.05                    18138.36
  6/30/2007            9/28/2007              18295.27                   15262.1                     16785.69
  9/29/2007           12/31/2007              17488.97                   14669.85                    15307.78

   1/1/2008            3/31/2008              15156.66                   11691                       12525.54
   4/1/2008            6/30/2008              14601.27                   12521.84                    13481.38
   7/1/2008            9/30/2008              13603.31                   11160.83                    11259.86
  10/1/2008           12/31/2008              11456.64                    6994.9                      8859.56

   1/1/2009            3/31/2009               9325.35                    7021.28                     8109.53
   4/1/2009            6/26/2009              10170.82                    8084.62                     9877.39


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     We expect that delivery of the notes will be made against payment for the notes on or about June 30, 2009, which is the second business day following the Pricing Date (this settlement cycle being referred to as "T+2"). See "Plan of Distribution" in the prospectus supplement.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets Corporation. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.


                                   $1,283,000

                                   [RBC LOGO]



                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

    Partially Principal Protected Notes Linked to a Global Basket of Indices,

                              Due December 31, 2015





                                  June 26, 2009